Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into previously filed Registration Statement on Form S-3 (No. 333-144035), Form S-8 (No. 333-140702), and Registration Statements on Form SB-2, (Nos. 333-126399 and 333-140607) of Bionovo Inc., our report dated March 1, 2007 relating to the consolidated balance sheet of Bionovo, Inc., as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2006 and 2005 and for the period from inception, February 1, 2002 through December 31, 2006, which appears in this Form 10KSB/A (amendment No. 1).

We also consent to the reference to us under the heading “experts” in such Registration Statements.

/s/ PMB Helin Donovan, LLP
San Francisco, California
October 15, 2007